Exhibit 99.1

FOR IMMEDIATE RELEASE

For information, contact:
Chris Sullivan	Beth Lewis
Chief Financial Officer	Director, Investor Relations
Pegasystems Inc.	Pegasystems Inc.
(617) 374-9600, ext. 6020	(617) 374-9600, ext. 6077
chris.sullivan@pega.com	beth.lewis@pega.com

Pegasystems Reports Third Quarter Results and

Announces Share Repurchase Program

CAMBRIDGE, Mass., October 28, 2004 – Pegasystems today announced its 2004 third quarter results, reporting revenue of $21.5 million, pre-tax income of $1.1 million and earnings per diluted share of $0.02.

Quarterly Financial Performance

	Quarter
(In millions, except per share data and percentages)	Q3 2004	Q2 2004	Q3 2003
Total Revenue	$21.5	$24.0	$25.1
License Revenue	$6.9	$11.7	$13.6
% of Total Revenue	32%	49%	54%
Services Revenue	$14.6	$12.4	$11.5
% of Total Revenue	68%	51%	46%
Pre-tax Income	$1.1	$3.3	$5.2
Provision for Income Taxes	$0.4	$1.2	$1.8
Net Income	$0.7	$2.1	$3.4
Basic Earnings Per Share	$0.02	$0.06	$0.10
Diluted Earnings Per Share	$0.02	$0.06	$0.10

Henry Ancona, President and Chief Operating Officer commented, “The quarter’s revenue was down year over year, due in part to a delay in finalizing two large revenue transactions, both of which have since closed. We have continued to experience lengthy negotiations and delays in customers signing contracts. Nevertheless, there is broadening interest in the unification of a best-in-class rules engine with leading-edge business process management (BPM) technology, and we remain confident of our long-term outlook. As such, we continue to invest in our business with an emphasis on sales and sales support personnel.

“We signed six new license customers during the quarter, including four who selected our PegaRULES Process Commander (PRPC) business process management suite as a development platform and two customers who selected Pegasystems-developed financial applications built on PegaRULES Process Commander. Those customers include: a leading hotel and leisure company using our PRPC BPM platform to optimize reservations and pricing; a global financial services firm using PegaRULES Process Commander platform in support of compliance; a state insurance agency using PRPC for underwriting and a national insurance company who will also be utilizing PRPC for underwriting. In addition, Nordea, the leading Nordic financial services group, will be using our SmartInvestigate product to automate investigations of payments processing; and a leading merchandiser has selected SmartDispute to automate credit card transaction processing.

“As we continue to shift our business strategy to leverage our smart BPM platform, we are selling to a broader array of customers and industries. Substantially all of this new business uses a perpetual license model, much of which is recognized as revenue at the time of license sale. This, together with the fact that our business is characterized by a small number of large-value transactions, results in fluctuations in quarterly revenue. Our strategy is to continue to sell with our partners who will deliver an increasing percentage of implementation services. As a result, we expect a decline in the rate of growth of our professional services revenue.”

Chris Sullivan, CFO, commented, “License revenue in the third quarter was down significantly from the prior year due in part to the anticipated $3.5 million reduction in license revenue from First Data Resources (FDR). This was exacerbated by delays in closing perpetual license transactions. Services revenue in the third quarter increased 27% year-over-year due to increased license installations and maintenance revenue growth. On a year-to-date basis, total revenue increased 7% excluding the anticipated $10.6 million reduction in revenue associated with the restructured FDR agreement. Implementation revenue increased 36% and maintenance revenue increased 42% compared to the first nine months of 2003. Historically, our mix of license and services revenue has fluctuated and we do not believe this quarter’s license and service revenue composition reflects a permanent shift in favor of services revenue.

“We are continuing to tighten the range of our annual guidance and now expect 2004 revenues to be in the range of $95 to $103 million. Profit before tax should be between $11 and $17 million and cash flow from operations in the range of $7 to $11 million.”

Founder and CEO Alan Trefler commented, “We first recognized license revenue from PegaRULES Process Commander one year ago and it is exciting to see the market depth and penetration we have achieved to date. Through the first nine months of this year we have been selected by customers ranging from a major manufacturing systems contractor to a leading hotel and leisure company, with uses encompassing everything from full automation of a factory systems environment to “one-and-done” underwriting. It is clear there is a strong demand for providing operational efficiencies and the ability to manage complex, changing business processes.”

Share Repurchase Program

Pegasystems also announced today that its Board of Directors has authorized the repurchase of up to $10 million of Pegasystems common stock. At the company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Under the program, shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

Trefler commented, “We believe the long-term prospects for our best-in-class business process management software are strong. The stock repurchase program enables the company to utilize its strong cash position in a manner that benefits both the company and its shareholders by enhancing earnings per share and return on equity.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Friday, October 29, 2004. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international). A replay of the teleconference will be available through November 5 at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 1398435.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. The company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2004 revenue, profit before tax, cash flow from operations and future mix of license and services revenue. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “should” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of October 28, 2004. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to October 28, 2004.

PEGASYSTEMS INC.

Condensed Consolidated Balance Sheets

(in thousands, except share-related amounts)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and equivalents	$33,492	$67,989
Short-term investments	62,335	19,946

Total cash and short-term investments	95,827	87,935
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2004 and 2003	12,105	9,602
Short-term license installments	31,104	28,565
Prepaid expenses and other current assets	1,429	727

Total current assets	140,465	126,829

Long-term license installments, net of unearned interest income	43,432	53,666
Equipment, furniture and improvements, net of accumulated depreciation and amortization	1,452	992
Acquired technology, net of accumulated amortization	467	729
Other assets	114	166
Goodwill	2,346	2,346

Total assets	$188,276	$184,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued payroll related expenses	$6,308	$8,886
Accounts payable and accrued expenses	9,399	7,784
Deferred revenue	9,363	14,180
Current portion of capital lease obligation	96	—

Total current liabilities	25,166	30,850

Deferred income taxes	1,775	625
Capital lease obligation, net of current portion	190	—
Other long-term liabilities	81	81

Total liabilities	27,212	31,556

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 70,000,000 shares authorized; 35,828,585 shares and 35,212,505 shares issued and outstanding in 2004 and 2003, respectively	358	352
Additional paid-in capital	121,054	117,391
Stock warrants	249	374
Retained earnings	38,340	33,735
Accumulated other comprehensive income (loss):
Net unrealized loss on short-term investments	(202)	(9)
Foreign currency translation adjustments	1,265	1,329

Total stockholders’ equity	161,064	153,172

Total liabilities and stockholders’ equity	$188,276	$184,728

PEGASYSTEMS INC.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Software license	$6,883	$13,587	$28,223	$45,721
Services	14,645	11,524	42,002	30,502

Total revenue	21,528	25,111	70,225	76,223

Cost of revenue:
Cost of software license	88	87	262	262
Cost of services	6,441	7,392	19,121	20,313

Total cost of revenue	6,529	7,479	19,383	20,575

Gross profit	14,999	17,632	50,842	55,648

Operating expenses:
Research and development	5,078	5,305	15,388	15,504
Selling and marketing	7,243	5,966	22,900	17,878
General and administrative	2,999	2,766	8,688	8,155

Total operating expenses	15,320	14,037	46,976	41,537

(Loss) income from operations	(321)	3,595	3,866	14,111

Installment receivable interest income	856	1,350	2,243	3,900
Other interest income, net	511	188	1,280	524
Other income (expense), net	95	106	(284)	327

Income before provision for income taxes	1,141	5,239	7,105	18,862
Provision for income taxes	400	1,798	2,500	4,698

Net income	$741	$3,441	$4,605	$14,164

Earnings per share:
Basic	$0.02	$0.10	$0.13	$0.41

Diluted	$0.02	$0.10	$0.12	$0.40

Weighted average number of common and common equivalent shares outstanding:
Basic	35,786	34,488	35,610	34,393

Diluted	36,723	36,086	36,941	35,551

PEGASYSTEMS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$4,605	$14,164
Adjustments to reconcile net income to net cash provided by operating activities:
Stock option income tax benefits	721	617
Deferred income taxes	1,150	1,100
Depreciation and amortization	1,053	1,207
Issuance of common stock warrants	38	—
Reduction in provision for doubtful accounts receivable	—	(90)
Changes in operating assets and liabilities:
Trade accounts receivable and license installments	5,188	(6,582)
Prepaid expenses and other current assets	(714)	(114)
Accounts payable and accrued expenses	(948)	4,668
Deferred revenue	(4,817)	2,103

Cash flows from operating activities	6,276	17,073

Cash flows from investing activities:
Purchase of investments	(71,672)	(11,196)
Maturing and called investments	13,350	8,421
Sale of investments	15,578	—
Purchase of equipment, furniture and improvements	(782)	(346)
Other long-term assets and liabilities	49	59

Cash flows from investing activities	(43,477)	(3,062)

Cash flows from financing activities:
Proceeds from sale of stock under Employee Stock Purchase Plan	329	253
Payments on capital lease obligation	(16)	—
Exercise of stock options	2,457	969

Cash flows from financing activities	2,770	1,222

Effect of exchange rate on cash and equivalents	(66)	508

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(34,497)	15,741

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	67,989	57,393

CASH AND EQUIVALENTS, END OF PERIOD	$33,492	$73,134

Non-cash financing activity:

Capital lease of computer equipment	$302	—